AJ. ROBBINS, PC
216 SIXTEENTH STREET
SUITE 600
DENVER, COLORADO 80206

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Amendment #2 of this Form10-SB of Java Detour, Inc. our report dated February 9, 2007 relating to the consolidated financial statements of Java Detour, Inc. and Subsidiaries included in or made part of this Amendment #2 of this Form 10-SB.

AJ. ROBBINS, P.C. CERTIFIED PUBLIC ACCOUNTANTS

Denver, Colorado
April 12, 2007